EXHIBIT 10.2

CITIZENS & NORTHERN CORPORATION

2023 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT dated as of the 30th day of January 2026, by and between Citizens & Northern Corporation (the "Corporation") and ________ an employee of the Corporation or of a subsidiary (the "Recipient").

Pursuant to the Citizens & Northern Corporation 2023 Equity Incentive Plan (the "Plan"), as amended, the Compensation Committee of the Board of Directors (the "Committee") has determined that the Recipient is to be granted, on the terms and conditions set forth herein, ________ Restricted Shares of the Corporation's common stock (“Stock”) and hereby grants such Restricted Shares.

1.Number of Shares and Price. Restricted Stock shall consist of shares of Stock that will be acquired by and issued to the Recipient at a designated time approved by the Committee, for no purchase price, and under and subject to such transfer, forfeiture and other restrictions, conditions or terms as shall be determined by the Committee, including but not limited to prohibitions against transfer and substantial risks of forfeiture within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended ("Code”).

2.Rights of Recipient. Except as otherwise provided in the Plan or the Restricted Stock Agreement, the Recipient shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon provided, however, that dividends payable with respect to Restricted Stock Awards (whether paid in cash or shares of Stock) shall be subject to the same vesting conditions applicable to the Restricted Stock and shall, if vested, be delivered or paid at the same time as the restrictions on the Restricted Stock to which they relate lapse. Also, during the time period of any restrictions, conditions or terms applicable to such Restricted Stock, the shares thereof and the right to vote the same and receive dividends thereon shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, encumbered or otherwise disposed of except as permitted by the Plan or the Restricted Stock Agreement.

3.	Holding of Restricted Shares. Each certificate for shares of Restricted Stock shall be deposited with the Secretary of the Corporation, or the office thereof, and shall bear a legend in substantially the following form and content:

This Certificate and the shares of Stock hereby represented are subject to the provisions of the Corporation’s 2023 Equity Incentive Plan and a certain agreement entered into between the owner and the Corporation pursuant to said Plan. The release of the Certificate and the shares of Stock hereby represented from such provision shall occur only as provided by said Plan and Agreement, a copy of which are on file in the office of the Secretary of the Corporation.

Upon the lapse or satisfaction of the restrictions, conditions and terms applicable to such Restricted Stock, a certificate for the shares of Stock without such legend shall be issued to the Recipient.

4.Release and Lapse of Restricted Shares. The release of restrictions or expiration of restricted shares awarded under this agreement shall occur over a period of three years. On each anniversary date of this award, up to one-third of the total shares will be distributed based on the Corporation’s attainment of earnings-based performance standards, based on the following criteria:

●Release of 50% (one-sixth of the total shares awarded) each year will be based on the Corporation achieving a percent ranking of at least 35% of the Pre-tax, Pre-Provision Net Revenue Minus Net Charge-

offs as a Percentage of Average Equity (PPNR/Average Equity) within a defined peer group of bank holding companies and thrifts for the defined measurement period as determined by the Committee.
●Release of 50% (one-sixth of the total shares awarded) each year will be based on the Corporation achieving a percent ranking of at least 65% of the Pre-tax, Pre-Provision Net Revenue Minus Net Charge-offs as a Percentage of Average Assets (PPNR/Average Assets) within a defined peer group of bank holding companies and thrifts for the defined measurement period as determined by the Committee.

For the purpose of determining PPNR/Average Assets and PPNR/Average Equity, the provision for credit losses will be excluded, and net charge-offs or recoveries of loans receivable and off-balance sheet exposures will be included, from the Corporation’s and the peer group’s earnings results. Also, for the purpose of determining PPNR/Average Assets and PPNR/Average Equity, nonrecurring items, as determined by the Committee (to include nonrecurring acquisition expenses), and securities gains and losses, will be excluded from the Corporation’s and the peer group’s earnings results. The peer group shall include selected publicly traded Commercial Banks and Thrifts within a geographic region reflective of Citizens & Northern’s market area and with total assets of approximately one-half to 2 times those of Citizens & Northern.

The Committee reserves the right to change the composition of the peer group, as well as the method of evaluating the Corporation’s earnings performance as compared to the peer group, based on mergers or acquisitions involving members of the peer group, changes in size of the Corporation or members of the peer group, or other factors deemed appropriate by the Committee.

All Restricted Shares not distributed due to the Corporation failing to achieve the defined earnings-based performance standards shall expire and revert back to the Corporation as of the anniversary date on which such determinations are made. No partial shares may be released, thus an amount equal to the next whole share amount will be released subject to the specified performance criteria at each anniversary. The shares released may be in certificate form or may be directed to be held in a custodial account designated by the Recipient.

5.	Terms of Forfeiture. If a Recipient’s employment with the Corporation, or a subsidiary, ceases for any reason prior to the lapse of the restrictions, conditions or terms applicable to his or her Restricted Stock, all of the Recipient’s Restricted Stock still subject to unexpired restrictions, conditions or terms shall be forfeited absolutely by the Recipient to the Corporation without payment or delivery of any consideration or other thing of value by the Corporation or its affiliates, and thereupon and thereafter neither the Recipient nor his or her heirs, personal or legal representatives, successors, assigns, beneficiaries, or any claimants under the Recipient’s Last Will or laws of descent and distribution, shall have any rights or claims to or interests in the forfeited Restricted Stock or any certificates representing shares thereof, or claims against the Corporation or its affiliates with respect thereto. Except in the case of disability, employment ceases with the Corporation, or its Subsidiary, on the first to occur of the day the Recipient’s employment is terminated with or without cause, or on their date of death. In the event of disability, the Recipient’s employment is considered terminated on the date for which the Recipient receives the final payment under the Corporation’s, or Subsidiary’s, short-term disability program.
6.	Non-Transferability of Restricted Stock. The Restricted Stock and this Restricted Stock Agreement shall not be transferable.
7.	Change in Control. If a change in control as defined in Section 4.2 of the Plan occurs, all shares of Restricted Stock will vest based on the greater of the target level of performance or actual annualized performance measured as of the most recent completed fiscal quarter.
8.	Notices. Any notice required or permitted under this Restricted Stock Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at his or her last known address on file with the Corporation.
9.	Failure to Enforce Not a Waiver. The failure of the Corporation to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.	Governing Law. This Restricted Stock Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.
11.	Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Stock and this Restricted Stock Agreement are subject to all terms and conditions of the Plan.
12.	Amendments. This Restricted Stock Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement on the day and year first above written.

By

/s/ J. Bradley Scovill
J. Bradley Scovill – President & CEO

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Agreement and to all the terms and provisions of the Citizens & Northern Corporation 2023 Equity Incentive Plan herein incorporated by reference.

Recipient